Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Oct. 31, 2013

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports Significantly Higher Third-Quarter Financial Results

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported operating profit of $154.6 million for third quarter 2013 compared to $79.3 million for third quarter 2012. Net income grew to $125.6 million for third quarter 2013 compared to $50.5 million for third quarter 2012.
Diluted net income per limited partner unit was 55 cents in third quarter 2013 versus 22 cents in the corresponding 2012 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 54 cents for third quarter 2013 was higher than the 48-cent guidance provided by management in early Aug. due to higher refined transportation revenue, lower power costs and less integrity expenses than initially expected due to timing of project work that is now scheduled for later in the year.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $141.1 million for third quarter 2013, or 40% higher than the third-quarter 2012 DCF of $100.7 million.
“Magellan continued its solid performance in 2013, generating significantly higher third-quarter financial results for each of our segments compared to the year-ago period,” said Michael Mears, chief executive officer. “Contributions from our growing crude oil segment, driven by Longhorn pipeline’s activation into crude oil service, our newly-acquired New Mexico refined products pipeline system and a more favorable pricing environment for our commodity-related activities benefited Magellan’s quarterly results.”
Beginning in 2013, the partnership reorganized its reporting segments to reflect strategic changes in its business, particularly its increasing crude oil activities. Historical financial results have been restated to conform to the new segment presentation. An analysis by segment comparing third quarter 2013 to third quarter 2012 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

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Exhibit 99.1

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Refined products. Refined operating margin was $146.8 million, an increase of $50.9 million. Transportation and terminals revenues increased between periods primarily due to operating results from the New Mexico pipeline system acquired on July 1, 2013 and higher weighted average tariff rates resulting from the partnership’s 4.6% tariff increase in mid-2013 and deficiency payments during third quarter 2013 for committed volumes that did not ship. Operating expenses increased slightly between periods. Expenses related to the recently-acquired New Mexico pipeline system and less favorable product gains (which reduce operating expenses) in the current period were partially offset by lower environmental accruals and less asset retirements.
Product margin (a non-GAAP measure defined as product sales revenues less product purchases) increased $40.4 million between periods resulting in part from a $31.8 million favorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to higher butane blending profits as a result of more sales volume and higher blending margins.
Crude oil. Crude operating margin was $50.6 million, an increase of $28.2 million. Revenues increased significantly due to crude oil shipments on the Longhorn pipeline, which began during 2013, as well as joint venture management fees and additional condensate throughput at the partnership’s Corpus Christi, Texas terminal. Operating expenses increased slightly between periods. Costs related to the operation of the Longhorn pipeline in crude oil service, including higher personnel costs, power and integrity spending, were partially offset by more favorable product overages (which reduce expenses).
Marine storage. Marine operating margin was $24.5 million, an increase of $4.9 million. Revenues increased between periods primarily due to storage fees from recently-constructed tanks and incremental throughput fees at the partnership’s Galena Park, Texas terminal. Expenses declined due to lower environmental accruals in the current period partially offset by more integrity spending and higher property taxes in third quarter 2013.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expenses increased due to more personnel costs as a result of additional headcount, higher payout expectations for the partnership’s annual bonus and costs related to the partnership’s pending Rocky Mountain refined products pipeline system acquisition, which it expects to close in the near future.
Net interest expense was substantially unchanged as additional borrowings from the partnership’s Nov. 2012 debt offering to fund capital spending was offset by higher capitalized interest for the related construction projects. As of Sept. 30, 2013, the partnership had $2.4 billion of debt outstanding and $14.2 million of cash on hand. During early Oct., the partnership received net proceeds of approximately $295.6 million from its issuance of $300 million of 30-year senior notes.

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Expansion capital projects
Magellan continues to pursue opportunities to grow its business, and its current slate of expansion projects remains on schedule.
The Longhorn pipeline continued to add pumping capacity and averaged approximately 100,000 barrels per day (bpd) of crude oil deliveries to the Houston market during third quarter 2013. The pipeline has been capable of operating at its full 225,000-bpd capacity since mid-Oct. and is expected to average approximately 190,000 bpd during the fourth quarter. As previously announced, Magellan plans to expand the capacity of the Longhorn pipeline by 50,000 bpd to an increased capacity of 275,000 bpd, all fully committed by long-term customer agreements. Subject to regulatory approval, the operating capacity of the Longhorn pipeline is expected to reach 275,000 bpd by mid-2014.
The Double Eagle pipeline joint venture commenced condensate shipments on the eastern leg of the pipeline beginning late Oct. and on the western leg from Cooke Ranch, Texas during late Aug., with the western extension to Gardendale, Texas projected to be operational by year-end. The pipeline system is currently capable of transporting up to 100,000 bpd.
The partnership continues to make significant progress on the BridgeTex pipeline joint venture, with tank and pipeline construction currently underway and an operational date of mid-2014 still targeted.
As previously announced, the partnership acquired approximately 250 miles of refined products pipeline in Texas and New Mexico for $57 million on July 1, 2013. Acquisition of the remaining pipeline system in the Rocky Mountain region is expected to close in the near future.
The partnership plans to spend approximately $925 million during 2013 for its current slate of growth projects and its pending Rocky Mountain pipeline acquisition, with an additional $400 million of spending in 2014 to complete the expansion projects now underway.
Magellan also continues to evaluate well over $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, both of which have been excluded from these spending estimates.

Financial guidance for 2013
Management is raising its 2013 DCF guidance by $10 million to $640 million and remains committed to its goal of increasing annual cash distributions by 16% for 2013 and 15% for 2014. Including actual results so far this year, net income per limited partner unit is estimated to be $2.54 for 2013, resulting in fourth-quarter guidance of 81 cents. Guidance excludes future NYMEX MTM adjustments on the partnership’s commodity-related activities and expected financial results from the pending Rocky Mountain pipeline acquisition.

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Earnings call details
An analyst call with management regarding third-quarter results and outlook for the remainder of 2013 is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 533-7619 and provide code 3858290. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 6. To access the replay, dial (888) 203-1112 and provide code 3858290. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.
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About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation’s refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 10-Q and 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Transportation and terminals revenue	$255,492	$295,326	$721,807	$805,059
Product sales revenues	70,178	144,852	546,476	504,485
Affiliate management fee revenue	199	3,657	596	10,624
Total revenue	325,869	443,835	1,268,879	1,320,168
Costs and expenses:
Operating	103,272	103,262	254,050	245,858
Product purchases	85,819	120,299	478,929	396,025
Depreciation and amortization	31,692	35,270	94,688	105,788
General and administrative	27,551	32,755	76,709	96,073
Total costs and expenses	248,334	291,586	904,376	843,744
Earnings of non-controlled entities	1,749	2,375	4,875	5,162
Operating profit	79,284	154,624	369,378	481,586
Interest expense	29,113	31,852	87,354	95,295
Interest income	(16)	(215)	(80)	(250)
Interest capitalized	(1,439)	(3,780)	(3,331)	(10,474)
Debt placement fee amortization expense	519	540	1,556	1,620
Income before provision for income taxes	51,107	126,227	283,879	395,395
Provision for income taxes	585	604	2,012	3,165
Net income	$50,522	$125,623	$281,867	$392,230

Basic and diluted net income per limited partner unit	$0.22	$0.55	$1.25	$1.73

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,431	226,866	226,348	226,812

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Refined products:
Transportation revenue per barrel shipped	$1.228	$1.306	$1.233	$1.274
Volume shipped (million barrels):
Gasoline	61.8	61.9	163.8	174.6
Distillates	36.5	36.1	99.9	105.4
Aviation fuel	5.9	5.9	16.7	15.4
Liquefied petroleum gases	3.2	4.0	7.9	7.3
Total volume shipped	107.4	107.9	288.3	302.7

Crude oil:
Transportation revenue per barrel shipped	$0.311	$1.010	$0.298	$0.765
Volume shipped (million barrels)	19.3	28.6	51.4	72.6
Crude oil terminal average utilization (million barrels per month)	12.6	12.3	12.6	12.4

Marine storage:
Marine terminal average utilization (million barrels per month)	23.6	23.2	23.8	22.9

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Refined products:
Transportation and terminals revenue	$193,880	$205,859	$538,812	$573,615
Less: Operating expenses	80,705	82,174	204,064	194,911
Transportation and terminals margin	113,175	123,685	334,748	378,704

Product sales revenue	66,776	143,549	539,434	499,285
Less: Product purchases	84,041	120,429	475,839	393,187
Product margin	(17,265)	23,120	63,595	106,098
Operating margin	$95,910	$146,805	$398,343	$484,802

Crude oil:
Transportation and terminals revenue	$23,868	$49,519	$67,626	$113,905
Less: Operating expenses	3,441	4,034	4,046	13,168
Transportation and terminals margin	20,427	45,485	63,580	100,737
Affiliate management fee revenue	199	3,369	596	9,767
Earnings of non-controlled entities	1,752	1,770	4,913	3,255
Operating margin	$22,378	$50,624	$69,089	$113,759

Marine storage:
Transportation and terminals revenue	$37,744	$39,948	$115,369	$117,539
Less: Operating expenses	19,824	17,813	48,042	40,060
Transportation and terminals margin	17,920	22,135	67,327	77,479

Product sales revenue	3,402	1,303	7,042	5,200
Less: Product purchases	1,778	(130)	3,090	2,838
Product margin	1,624	1,433	3,952	2,362
Affiliate management fee revenue	—	288	—	857
Earnings (loss) of non-controlled entities	(3)	605	(38)	1,907
Operating margin	$19,541	$24,461	$71,241	$82,605

Segment operating margin	$137,829	$221,890	$538,673	$681,166
Add: Allocated corporate depreciation costs	698	759	2,102	2,281
Total operating margin	138,527	222,649	540,775	683,447
Less:
Depreciation and amortization expense	31,692	35,270	94,688	105,788
General and administrative expense	27,551	32,755	76,709	96,073
Total operating profit	$79,284	$154,624	$369,378	$481,586

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2013
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$125,623	$0.55
Deduct: Unrealized derivative gains associated with future physical product transactions	(2,770)	(0.01)
Lower-of-cost-or-market inventory adjustment	(551)	—
Excluding commodity-related adjustments	$122,302	$0.54

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,866

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2013
	2012	2013	2012	2013	Guidance

Net income	$50,522	$125,623	$281,867	$392,230	$576,000
Interest expense, net	27,658	27,857	83,943	84,571	116,000
Depreciation and amortization (1)	32,211	35,810	96,244	107,408	145,000
Equity-based incentive compensation (2)	5,548	4,217	(443)	2,239	8,000
Asset retirements and impairments	3,216	1,971	10,575	4,269	6,000
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (3)	33,562	(2,770)	18,409	(8,317)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	238	1,301	(6,681)	(5,738)
Lower-of-cost-or-market adjustments	(4,106)	(551)	(1,017)	(494)
Houston-to-El Paso cost of sales adjustments(5)	106	—	8,227	—
Total commodity-related adjustments	29,800	(2,020)	18,938	(14,549)	(18,000)
Other	(92)	(2,011)	437	(2,928)	(2,000)
Adjusted EBITDA	148,863	191,447	491,561	573,240	831,000

Interest expense, net	(27,658)	(27,857)	(83,943)	(84,571)	(116,000)
Maintenance capital	(20,484)	(22,533)	(47,194)	(55,519)	(75,000)
Distributable cash flow	$100,721	$141,057	$360,424	$433,150	$640,000

Distributable cash flow per limited partner unit	$0.45	$0.62	$1.59	$1.91	$2.82

Weighted average number of limited partner units paid distributions	226,201	226,679	226,201	226,679	226,679

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2012 and 2013 was $12.6 million and $14.5 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2012 and 2013 of $13.0 million and $12.3 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for the applicable period for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations. We discontinued these commodity activities during 2012 in conjunction with the Longhorn crude pipeline project.